Exhibit 99.1
Contacts:
     Laurie Little
     Sr. Director, Investor Relations
     (949) 743-9216
Spectrum Pharmaceuticals Reports Second Quarter
2005 Financial and Operating Results
•	$33.0 million in cash and marketable securities as of June 30, 2005
•	$240,000 in revenue from carboplatin injection launch
•	$4.6 million net loss for the 2ndt quarter
•	R&D expense increased by $2.0 million to $3.4 million from the same period in 2004
•	Seven proprietary drug candidates under development, including one in phase III and four in phase II clinical trials
•	Nine generic drug ANDAs pending at the FDA, one with Paragraph IV certification
•	Conference call webcast at www.spectrumpharm.com on Tuesday, August 9, 2005 at 11:00 a.m. ET (8:00 a.m. PT)
     IRVINE, Calif., August 9, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today reported a net loss for the three months ended June 30, 2005 of approximately $4.6 million, or $0.30 per share, compared to a net loss of approximately $2.6 million, or $0.20 per share for the same period in 2004. The approximately $2.0 million increase in net loss for the second quarter of 2005 principally reflects an increase in research and development expenses due to the continued advancement of the Company’s product portfolio.
     As of June 30, 2005, the Company had cash and marketable securities of approximately $33.0 million, compared to approximately $38.0 million as of March 31, 2005. As of August 5, 2005, there were approximately 15.4 million shares of common stock outstanding.
     Revenues for the second quarter of 2005 were $240,000 in product sales due to the introduction of carboplatin injection, which was launched at the end of June 2005. This compares to revenues in the second quarter of 2004 of $73,000, which represented amounts received from GPC Biotech under our licensing agreement.
     Research and development expenses increased from approximately $1.3 million in the second quarter of 2004 to approximately $3.4 million in the second quarter of 2005, primarily reflecting the expansion in the number and scope of our clinical trials and other development activity.

     General and administrative expenses increased by approximately $0.1 million from approximately $1.3 million in the second quarter of 2004 to approximately $1.4 million in the second quarter of 2005, primarily due to an increase in legal and professional fees.
     “I am pleased with the way Spectrum continues to execute on its business objectives through the hard work of our employees and our partners,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President. “These past few months were no exception as our clinical trials moved forward, we acquired a new drug in a phase II study and we filed two additional ANDA with the FDA. We also received our first anticancer injectable drug approval, the first of what we hope will be synergistic and complimentary products with our proprietary oncology portfolio. We continue to keep a close eye on meeting our goals and creating value for our stockholders.”
Development Highlights
Satraplatin (Phase III pivotal SPARC trial)
•	Patient enrollment in the trial is proceeding as planned, 700 patients were enrolled as of July 28, 2005 with a goal of completing full enrollment of approximately 900 patients by December 2005.
•	A Rolling NDA for accelerated approval is expected to commence in the second half of this year.
•	Competition of a full NDA filing is expected during the second half of next year.
•	Interim analysis by independent consultants is planned before the end of the First Quarter 2006.
EOquin™ (EO9)
•	EOquin™ phase II report is currently being finalized.
•	We plan to meet with the FDA before the end of the year regarding plans to initiate phase III trials in 2006 to evaluate EOquin™ in recurrent superficial bladder cancer.
•	An Abstract was presented at the American Association of Cancer Research (AACR) on radiation sensitization by EOquin in April 2005.
•	Plans to initiate a phase III study in Europe in 2006 are also in preparation.
Elsamitrucin
•	Multicenter, phase II clinical trials in refractory non-Hodgkin’s lymphoma, especially in Rituxan® failures, are running at approximately 30 centers in the US.
•	Completion of enrollment is expected by the end of 2005.
•	Plans are underway to initiate a phase II study in head and neck cancer and other pilot combination studies.
Ozarelix (SPI-153)
•	We recently received notice from the World Health Organization that the generic name of ozarelix has been given to SPI-153.
•	In April, we initiated two Phase II multicenter clinical trials in Europe for ozarelix, one in hormone-dependent prostate cancer (HDPC) and one for benign prostate hypertrophy. Enrollment is on target and is expected to be completed by year-end and the first half of 2006, respectively.
•	We submitted an Investigational New Drug Application (IND) for ozarelix in April and subsequently received concurrence from the U.S. Food and Drug Administration (FDA) to conduct a phase I/II clinical trial in patients with HDPC in the United States, which has been initiated.
Lucanthone
•	In May, we licensed lucanthone for its use as a radiosensitizer for brain tumors. Lucanthone is currently in phase II clinical trials in New York.
SPI – 1620
•	Three abstracts were presented at the AACR conference held in April 2005 in Anaheim, CA.
•	One paper was published in a peer reviewed journal (The Journal of Pharmacy & Pharmacology) in July 2005
•	The data presented in the AACR abstracts and the published paper shows that SPI-1620 selectively increases the delivery of paclitaxel to animal model tumors, by about 300%, with no significant change in delivery to normal organs. In addition, SPI-1620 does not affect the pharmacokinetics of paclitaxel in breast tumor bearing rats. Transient and selective increase in blood flow to the tumor, just prior to administering paclitaxel, resulted in significantly greater tumor regression as compared to paclitaxel alone.
Generic drug program
•	In April, we formed an alliance with Cura Pharmaceuticals Inc. for the marketing and distribution of carboplatin, our liquid multiple-dose, ready-to-use anti-cancer injectable product.
•	We received FDA approval of our carboplatin injection Abbreviated New Drug Application (ANDA) on June 14, 2005 and shipped product before the end of the quarter.
•	Cura promptly began launch activities for the product.
•	We recently filed two ANDAs with the FDA, bringing the total number of ANDAs filed in 2005 to four, already matching our original goal of filing 3-4 ANDAs in 2005.
•	We currently have nine ANDAs under review at the FDA and we expect several approvals over the next 6-12 months.
     As previously announced, the Company will hold a conference call on Tuesday, August 9, 2005 at 11:00 a.m. (Eastern Time) to review the results of the second quarter of 2005 and discuss the outlook for the rest of the year. Investors, analysts and the public are invited to listen to the conference call over the internet by visiting our website at http://www.spectrumpharm.com. To listen to this call live on the Internet, visit the investor relation’s section of Spectrum’s Web site at least 20 minutes early (to download and install any necessary audio software).

About Spectrum Pharmaceuticals
     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statements
     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, that our generic products will be synergistic and complimentary products with our proprietary oncology portfolio, that we will keep a close eye on meeting our goals and creating value for our stockholders, completing full enrollment of the satraplatin trial of approximately 900 patients by December 2005, filing a rolling NDA for satraplatin in the second half of this year, competition of a full NDA filing for satraplatin during the second half of next year, interim analysis by independent consultants for satraplatin before the end of the first quarter 2006, meeting with the FDA before the end of the year regarding plans to initiate phase III trials in 2006 to evaluate EOquin™ in recurrent superficial bladder cancer, initiating a phase III study for EOquin™ in Europe in 2006, completion of enrollment of the elsamitrucin trial by the end of 2005, initiating a phase II study of elsamitrucin in head and neck cancer and other pilot combination studies, completion of enrollment of the ozarelix trials by year-end and the first half of 2006, receiving several approvals of our ANDAs over the next 6-12 months and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.
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SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$240	$73	$240	$73

Operating expenses:
Cost of product sold	221	—	221	—
Research and development	3,373	1,317	7,082	2,174
General and administrative	1,437	1,329	2,555	2,617
Stock-based charges	36	86	694	158

Total operating expenses	5,067	2,732	10,552	4,949

Loss from operations	(4,827)	(2,659)	(10,312)	(4,876)
Other income (expense), net	275	87	489	136

Net loss before minority interest in consolidated subsidiary	(4,552)	(2,572)	(9,823)	(4,740)
Minority interest in net loss of consolidated subsidiary	2		4

Net loss	$(4,550)	$(2,572)	$(9,819)	$(4,740)

Basic and diluted net loss per share	$(0.30)	$(0.20)	$(0.65)	$(0.44)

Basic and diluted weighted average common shares outstanding	15,353,938	12,766,551	15,243,965	11,035,297

Supplemental Information
Stock-based charges — Components:
Research and development	$16	$2	$654	$4
General and administrative	$20	$84	$40	$154

Total stock based charges	$36	$86	$694	$158

Summary Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2005	2004
Cash, cash equivalents and marketable securities	$33,462	$39,206
Accounts Receivable	240	199
Inventory	208	224
Other current assets	216	372

Total current assets	34,126	40,001
Property and equipment, net and other assets	786	757

Total assets	$34,912	$40,758

Total liabilities	$4,320	$2,844
Minority Interest	20	24
Stockholders’ equity	30,572	37,890

Total liabilities and stockholders’ equity	$34,912	$40,758